Exhibit 10.1

July 24, 2026

Jason O’Byrne

EMAIL/DOCUSIGN

Re: Employment Agreement

Dear Jason,

Olema Pharmaceuticals, Inc. (the “Company”) is pleased to offer you employment as its Chief Financial Officer, pursuant to the terms of this offer letter agreement (the “Agreement”).

1.
Position; Duties. You will have overall responsibility for leading the Company’s finance organization and overseeing financial strategy, capital allocation, financial operations, corporate communications, investor relations, and related corporate functions, reporting directly to the Company’s Chief Executive Officer, working out of the Company’s San Francisco area office or at other locations as mutually agreed. You agree to devote your best efforts and full business time, skill and attention to the performance of your duties. You are also required to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and, on a prospective basis only, compensation from time to time in its discretion, subject to the terms and conditions set forth herein. Your anticipated start date will be August 11, 2026 (such actual date of your commencement of employment shall be referred to herein as the “Start Date”).
2.
Salary. Your annual base salary rate will be $545,000 less applicable deductions and withholdings, payable in accordance with the Company’s payroll practices, as may be in effect from time to time.
3.
Benefits. You will be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion.
4.
Equity Awards. Subject to approval by the Board of Directors, the Company will grant you an option to purchase 650,000 shares of the Company’s common stock (the “Option”). The Option shall vest over a four-year period, with one quarter of the shares subject to the Option vesting on the first anniversary of your Start Date, and the remaining shares vesting equally over the following 36 months of continuous service. The Option shall be issued pursuant to the terms and conditions of the Company’s 2022 Inducement Plan (the “Plan”), at an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant, as provided in the Plan and consistent with the requirements for an exemption from the application of Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”), and shall be governed in all respects by the terms of the Plan, the grant notices and the option agreements.

In addition, you will be eligible to receive an annual equity grant in the first quarter of 2027, on the same terms as other similarly situated employees. For any such 2027 grant, your grant will not be prorated based on your start date but will be granted as if you were employed for the full year in 2026.

5.
Performance Bonuses. You will be eligible to earn an annual incentive bonus, with a target equal to 45% of your annual base salary. Whether you receive a bonus, and the amount of any such bonus, shall be determined by the Board of Directors or its Compensation Committee (the “Board”) in its sole discretion, and shall be based upon achievement of performance objectives to be mutually agreed upon between you and the Chief Executive Officer and other criteria to be determined by the Board. Any annual bonus shall be paid within 30 days after the Board’s determination that a bonus shall be awarded and, in any event, shall be paid by March 15 of the immediately following year. If your employment terminates for any reason prior to the end of the calendar year, then you will not have earned a bonus for that year and will not receive any portion of it. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause (as defined below), or you resign for Good Reason (as defined below), in either case after the end of a calendar year, but before the bonus for that year has been paid, then you will remain eligible to a bonus for that preceding year, to be awarded and paid on the same terms as the remaining executive team.
6.
Sign-On Bonus: As an incentive for your acceptance of employment with the Company, and subject to the terms and conditions set forth herein and, in the Sign On Bonus and Repayment Agreement attached hereto as Exhibit A and incorporated herein by this reference (the "Sign-on Bonus Agreement"), the Company agrees to provide you with a signing bonus in the amount and on the terms specified in the Sign-on Bonus Agreement. You acknowledge and agree that entitlement to the signing bonus, the timing of payment, any conditions to receipt, and any repayment obligations are governed exclusively by the Sign-on Bonus Agreement. In the event of any inconsistency between this Agreement and the Sign-on Bonus Agreement with respect to the signing bonus, the terms of the Sign-on Bonus Agreement shall control. The parties acknowledge that the signing bonus is separate from your base salary, annual incentive compensation, equity awards, employee benefits, or any other compensation or benefits provided under this Agreement. This sign-on bonus provision does not alter the at-will nature of your employment.

7.
At Will Employment; Severance.
(a)
At-Will Employment. Your employment with Company will be “at- will.” This means that either you or Company may terminate your employment at any time, with or without Cause (as defined below), and with or without advance notice.
(b)
Termination For Cause; Resignation Without Good Reason. If, at any time, the Company terminates your employment for Cause (as defined herein), or if you resign without Good Reason (as defined below), or if your employment terminates as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including severance benefits.
(c)
Termination without Cause or Resignation for Good Reason Unrelated to Change in Control. If, at any time outside the Change in Control Period (as defined below), the Company terminates your employment without Cause, or you resign for Good Reason, and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to the preconditions set forth in Section 8 below, you shall be entitled to receive the following severance benefits:
(i)
The Company will pay you an amount equal to 12 months of your then-current base salary (excluding any salary reduction that served as the basis for any Good Reason resignation), less all applicable withholdings and deductions, paid on the schedule described in Section 8 below.
(ii)
You will remain eligible for an annual bonus for the year in which your Separation from Service is effective, with the bonus amount to be determined by the Board based on corporate performance during the year, and then prorated based on your months of service during the applicable bonus year. Any bonus awarded will be subject to deductions and withholdings and paid at the same time as when bonuses are paid to the rest of senior management.
(iii)
If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay you an additional cash severance payment in an amount calculated by the Company in its discretion to approximate the cost of your COBRA premiums to continue your group health plans for a period of 12 months, less all applicable withholdings and deductions (the “COBRA Severance”). The COBRA Severance will be paid on the same date as the first installment of the severance payment as set forth in Section 7(c)(i) above. You may (but are not required to) use such additional severance to pay for COBRA premiums.

(iv)
In the event your separation occurs after you complete one year of service with the Company, then the Company will accelerate the vesting of the Option such that 50% of the then unvested shares shall be deemed vested and exercisable.
(d)
Termination without Cause or Resignation for Good Reason In Connection with a Change in Control. If, at any time within the Change in Control Period (as defined below), the Company terminates your employment without Cause, or you resign for Good Reason, and other than as a result of your death or disability, and provided such termination constitutes a Separation from Service, then subject to the preconditions set forth in Section 8 below, you shall be entitled to receive the following severance benefits:
(i)
The Company will pay you a lump-sum amount equal to 12 months of your then-current base salary plus your target bonus for the year in which your termination occurs (less deductions and withholdings) (excluding any salary or bonus reduction that served as the basis for any Good Reason resignation); provided, however, that if and to the extent necessary to avoid taxation under Section 409A, this amount will instead be paid based on the schedule set forth in Section 7(c)(i).
(ii)
You will remain eligible for an annual bonus for the year in which your Separation from Service is effective, with the bonus amount to be determined by the Board based on corporate performance during the year and then prorated based on your months of service during the applicable bonus year. Any bonus awarded will be subject to deductions and withholdings and paid at the same time as when bonuses are paid to the rest of senior management.
(iii)
If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall provide you with the COBRA Severance. The COBRA Severance will be paid on the same date as the first installment of the severance payment as set forth in Section 7(d)(i) above. You may (but are not required to) use such additional severance to pay for COBRA premiums; and
(iv)
The Company will accelerate the time-based vesting of your equity grants such that you will be deemed fully vested as to service in all such shares.
8.
Severance Conditions. Your receipt of the severance benefits set forth in Section 7 is conditional upon (a) your continuing to comply with your obligations under your Employee Proprietary Information and Invention Assignment Agreement; and (b) your delivering to the Company an effective, general release of claims in favor of the Company within 60 days following your termination date. In addition, any and all severance benefits will be subject to recoupment in accordance with the Company’s clawback policies, to the extent provided therein. The salary continuation set forth in Section 7(c)(i) will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the salary continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A and the effectiveness of the release, with the balance of the salary continuation being paid as originally scheduled.
9.
Definitions.
(a)
Cause. For purposes of this Agreement, “Cause” means any of the following: (i) theft, breach of fiduciary duty, or intentional falsification of Company documents or records; (ii) material failure to abide by any Company policy after written notice from the Company regarding failure to abide by such policy; (iii) intentional and unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company (including, without limitation, improper use or disclosure of the Company’s confidential or proprietary information); (iv) any intentional act that has a material detrimental effect on the Company’s reputation or business; (v) repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach of any contractual or legal obligation to the Company and the failure to cure within ten days after delivery of written notice thereof (to the extent such breach or violation is curable); or (vii) conviction (including any plea of guilty or nolo contendere) of any felony.
(b)
Good Reason. For purposes of this Agreement, “Good Reason” shall mean that you have resigned based on the occurrence of any of the following events: (i) a material diminution in your total target cash compensation (base and bonus) of more than 10% except for across-the-board salary reductions similarly affecting all or substantially all senior executives of the Company; (ii) a change in the geographic location of your primary place of work that results in an increase in your one-way commute by more than 25 miles (provided, however, that neither your transition from remote work to a Company office within 25 miles of your home, nor to remote work from a Company office, will be considered a change in the geographic location of your primary place of work for purposes of this definition); (iii) a material reduction in your job duties or responsibilities; or (iv) a material breach of this Agreement by the Company; provided, however, that you shall not be deemed to have Good Reason if the Company survives as a separate legal entity following a Change in Control and you hold materially the same position in such legal entity as before the Change in Control. A resignation will only be for Good Reason if you deliver written notice of such condition to the Company within 30 days after the initial occurrence of such condition, the Company has failed to cure such condition within 30 days after the delivery of such notice, and you in fact resign within 45 days after you deliver the initial notice.
(c)
Change in Control. For purposes of this Agreement, “Change in Control” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below); (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity; or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of all of the Company’s then outstanding voting securities. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.
(d)
Change in Control Period. For purposes of this Agreement, the “Change in Control Period” shall be the period starting three months before the effective date of a Change in Control and extending through the period ending 18 months following the effective date of a Change in Control.
10.
Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of Separation from Service, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
11.
280G.
(a)
If any payment or benefit you will or may receive from the Company or from another source (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)
Notwithstanding any provision of paragraph (a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.
(c)
If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 11(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 11(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 11(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
12.
Confidentiality Obligations. As a condition of your employment, you are required to execute the Company’s standard form of Employee Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A.
13.
Arbitration. To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location. Any demand for arbitration must be made within the statute of limitations applicable to the claim asserted as if such claim were asserted in court. Failure to demand arbitration (or, where applicable, file a counterclaim, crossclaim, or third-party claim) within such time limitation shall serve as a waiver and release with respect to all such claims. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee Proprietary Information and Invention Assignment Agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from seeking or obtaining injunctive relief, or provisional remedies as permitted under applicable law, in court to prevent irreparable harm pending the conclusion of any such arbitration. The pursuit of injunctive relief shall not be deemed incompatible with or constitute a waiver of rights under this Agreement. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
14.
Miscellaneous. This Agreement (including the Employee Proprietary Information and Invention Assignment Agreement referenced herein Exhibit B) is the complete and exclusive statement of your agreement with the Company on the subject matters herein, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and the CEO. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

This offer is subject to satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

If you agree to the terms and conditions set forth herein, please sign below.

Best regards,

/s/ Sean Bohen
Sean Bohen, M.D., Ph.D.
President and Chief Executive Officer

Accepted and agreed:

/s/ Jason O’Byrne
Jason O’Byrne

Date	7/24/2026

EXHIBIT A

Olema Pharmaceuticals, Inc.

Exhibit A is intended for your review only, signature will be collected in a separate DocuSign.

Sign-On Bonus Agreement

July 24, 2026

Jason O’Byrne

EMAIL/DOCUSIGN

Re: Sign-On Bonus

Dear Jason:

In recognition of your acceptance of our offer and the Company’s important future objectives, Olema Pharmaceuticals, Inc. (the “Company”) is offering you a Sign-On/Retention Payment, subject to the terms and conditions described herein.

A lump sum amount of $250,000 (the “Sign-On/Retention Payment”) will be advanced to you within 30 days after your Start Date, less applicable deductions and withholdings, unless you elect the deferral option specified herein. The Sign-On/Retention Payment will not be fully earned unless and until you remain employed with the Company through the date that is twelve months after your Start Date (the “Retention Date” and the twelve-month service period, the “Service Period”).

In addition, provided you remain continuously employed through the Service Period, you will receive a $100,000 lump-sum retention payment (the "Anniversary Retention Payment", and together with the Sign-On/Retention Payment, the “Retention Payments”) within 30 days following your first anniversary of employment, less applicable deductions and withholdings. The Anniversary Retention Payment will not be fully earned unless and until you remain continuously employed through the date that is twenty-four (24) months after your Start Date (the "Second Retention Date", and together with the Retention Date, the “Retention Period”).

If, prior to the Retention Date or the Second Retention Date, (a) you resign your employment or (b) the Company terminates your employment for misconduct (collectively with (a), “Cause”), you will be required to repay to the Company within 30 days after your last day of employment with the Company, an amount of the Sign-On/Retention Payment or the Anniversary Retention Payment, as applicable, prorated based on each month of employment remaining in the Service Period. Any repayment obligation under this Agreement shall be interest-free.

If you prefer, you may instead irrevocably elect to receive the Sign-On/Retention Payment at the completion of the Service Period, in which case the Sign-On/Retention Payment or the Anniversary Retention Payment will be paid in a lump sum within 30 days after the Retention Date or the Second Retention Date (as applicable), less applicable deductions and withholdings, subject to your continued employment with the Company through the Retention Date. You must make this election by July 31, 2026 but in no event later than the Start Date. If your employment terminates before completing the Service Period, you will not receive the Retention Payments.

All payments and benefits provided under this Agreement are intended to either be exempt from or compliant with Section 409A of the Internal Revenue Code (“Section 409A”). References to “resignation,” “termination of employment,” “separation from service” and like terms shall mean a “separation from service,” as defined in the regulations under Section 409A without regard to alternative definitions thereunder. Notwithstanding anything to the contrary in this Agreement, if you are deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. No interest shall be due on any amounts so deferred. The Company makes no representation or warranty and will have no liability to you or any other person if any payments under any provisions of the Agreement should fail to satisfy the requirements of Section 409A.

Nothing in this letter alters the status of your at-will employment relationship with the Company. Nor do the terms herein affect the terms and conditions of your offer letter from the Company or supersede such offer letter or any other agreements with the Company.

You acknowledge you have been advised that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so.

The terms set forth herein form the complete and exclusive statement of terms between you and the Company regarding this subject matter. These terms supersede any other agreements or promises made to you by anyone, whether oral or written, on this subject, and cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

Sincerely,

Sean Bohen

President and Chief Executive Officer

By signing below, I acknowledge that I have been provided at least five (5) business days to review this Agreement and that I have been advised of my right to consult an attorney prior to signing. I acknowledge that I have read, understand and agree with the terms set forth herein:

Jason O’Byrne Date

[ ] Deferral Election. I hereby irrevocably elect to receive the Retention Payments in a lump sum at the completion of the Service Period or the Second Retention Date (as applicable), in which case the Sign-On/Retention Payment or the Anniversary Retention Payment will be paid within 30 days of the Retention Date or Second Retention Date (as applicable), subject to the terms of this Agreement. I understand that once submitted, this election is irrevocable.

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT